As filed with the Securities and Exchange Commission on December 20, 2002.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMERISOURCEBERGEN CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	23-3079390
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1300 Morris Drive, Suite 100
Chesterbrook, PA 19087
(610) 727-7000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

William D. Sprague, Esq.
Vice President, General Counsel and Secretary
AmerisourceBergen Corporation
1300 Morris Drive, Suite 100
Chesterbrook, PA 19087
(610) 727-7000

(Name, Address Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With Copies to:
John D. LaRocca
Dechert
4000 Bell Atlantic Tower
1717 Arch Street
Philadelphia, Pennsylvania 19103
(215) 994-4000

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class		Proposed maximum	Proposed maximum
of securities to be		offering price per	aggregate offering	Amount of
registered	Amount to be registered(1)	unit(2)	price(2)	registration fee

Common Stock, par value $0.01 per share(3)	2,399,091 shares	$55.55	$133,269,505	$12,261

(1)	This Registration Statement relates to the resale of shares of Common Stock of the Registrant to be received by certain persons in connection with the merger described in the prospectus.

(2)	Pursuant to Rule 457(c), computed solely for purposes of calculating the registration fee based on the average of the high and low price of the Common Stock as reported on the New York Stock Exchange on December 18, 2002.

(3)	Each share of Common Stock, par value $0.01 per share includes a right to purchase one one-hundreth of a share of Series A Preferred Stock, par value $0.01 per share.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

[Legend for Cover Page]

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 20, 2002

PROSPECTUS

AmerisourceBergen Corporation

2,399,091 Shares of Common Stock

     We have prepared this prospectus to allow the selling shareholders we identify herein to sell from time to time up to 2,399,091 shares of our common stock. The shares offered by this prospectus were originally offered by us to the selling shareholders in connection with the merger described in this prospectus. We will not receive any of the proceeds from the sale of common stock by the selling shareholders.

     When we use the term “selling shareholders” in this prospectus, it includes donees, distributees, pledgees and other tranferees who are selling shares received after the date of this prospectus from a selling shareholder whose name appears under the heading “Selling Shareholders” on page 5. If we are notified by a selling shareholder that a donee, distributee, pledgee or other transferee intends to sell more than 500 shares, we will file a supplement to this prospectus if required by law.

     Our common stock is listed on the New York Stock Exchange under the symbol “ABC.” On December 18, 2002 the last reported price of our common stock was $55.15 per share.

     Investing in our common stock involves a high degree of risk. You should carefully consider certain “Risk Factors” in determining whether to buy any of our common stock. See page 2.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________.

NOTE REGARDING FORWARD-LOOKING STATEMENTS
OUR BUSINESS
RISK FACTORS
USE OF PROCEEDS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INFORMATION INCORPORATED BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION
GRANT REGISTRATION RIGHTS
OPINION OF DECHERT
CONSENT OF ERNST & YOUNG LLP
CONSENT OF DELOITTE & TOUCHE LLP

Note Regarding Forward-Looking Statements	ii
Our Business	1
Risk Factors	2
Use of Proceeds	5
Selling Shareholders	5
Plan of Distribution	6
Legal Matters	7
Experts	7
Information Incorporated by Reference	7
Where You Can Find More Information	8

     This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. This information is available without charge upon written or oral request. See “Information Incorporated by Reference.”

     You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

i

NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. The statements contained in this prospectus that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

     In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” or the negative of such terms or other similar expressions. Factors that might cause or contribute to discrepancies include, but are not limited to, those discussed elsewhere in this prospectus and the risks discussed in our other Securities and Exchange Commission filings that are incorporated by reference herein. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	acquisitions and dispositions;

•	changes in general economic, business and industry conditions;

•	changes in pharmaceutical manufacturer pricing and distribution policies;

•	changes in political and social conditions and corresponding laws and regulations;

•	changes in governmental support of, and reimbursement for, pharmaceutical products and healthcare services;

•	new laws and regulations or changes in laws and regulations governing prescription drug pricing, healthcare services or mandated benefits;

•	significant litigation;

•	changes in sales mix;

•	competition;

•	disruptions of established supply channels;

•	degree of acceptance of new products;

•	difficulty of forecasting sales at various times in various markets;

•	the availability, terms and deployment of capital; and

•	the other factors discussed below under the heading “Risk Factors” and elsewhere in this prospectus.

     All of our forward-looking statements should be considered in light of these factors. We undertake no obligation to update our forward-looking statements or risk factors to reflect new information, future events or otherwise.

ii

OUR BUSINESS

     AmerisourceBergen Corporation is a leading national wholesale distributor of pharmaceutical products and related healthcare services and solutions with operating revenue (excluding bulk shipments) of approximately $40 billion and operating income of approximately $718 million for the fiscal year ended September 30, 2002.

     We were formed in connection with the merger of AmeriSource Health Corporation and Bergen Brunswig Corporation, which was consummated in August 2001. As a result of the merger, AmerisourceBergen is the largest pharmaceutical services company in the United States that is dedicated solely to the pharmaceutical supply chain. We believe that we are the leading wholesale distributor of pharmaceutical products and services to hospital systems (hospitals and acute care facilities), alternate site customers (mail order facilities, physicians’ offices, long-term care institutions, and clinics), independent community pharmacies, and regional drugstore and food merchandising chains. Also a leader in the institutional pharmacy marketplace, we provide outsourced pharmacies to long-term care and workers’ compensation programs.

     We are organized based upon the products and services we provide our customers. We have two operating segments: Pharmaceutical Distribution and PharMerica.

     The Pharmaceutical Distribution segment includes AmerisourceBergen Drug Company (“AB Drug”) and AmerisourceBergen Specialty Group (“AB Specialty”). AB Drug includes the full-service pharmaceutical distribution facilities, American Health Packaging, AutoMed Technologies, and other healthcare related businesses. AB Drug sells pharmaceuticals, over-the-counter medicines, health and beauty aids, and other health-related products to hospitals, alternate site and mail order facilities, and independent and chain retail pharmacies. American Health Packaging packages oral solid medications for nearly any need in virtually all settings of patient care. AB Drug also provides promotional, inventory management, pharmacy automation and information services to its customers. AB Specialty sells specialty pharmaceutical products and services to physicians, clinics and other providers in the oncology, nephrology, plasma and vaccines sectors. AB Specialty also provides third party logistics and reimbursement consulting services to healthcare product manufacturers.

     The PharMerica segment consists solely of our PharMerica operations. PharMerica provides institutional pharmacy products and services to patients in long-term care and alternate site settings, including skilled nursing facilities, assisted living facilities, and residential living communities. PharMerica also provides mail order pharmacy services to chronically and catastrophically ill patients under workers’ compensation programs, and provides pharmaceutical claims administration services for payors.

     We have positioned ourselves in our markets as the only national wholesale pharmaceutical distributor exclusively focused on pharmaceutical product distribution, services and solutions. We serve the following major market segments:

•	acute care hospitals and health systems;

•	independent community pharmacies;

•	alternate site facilities; and

•	national and regional retail drugstore chains, including departments of supermarkets and mass merchandisers.

     We currently serve customers throughout the United States and Puerto Rico through a geographically diverse network of distribution centers. We are typically the primary source of supply for pharmaceutical and related products to our customers. We offer a broad range of solutions to our customers and suppliers designed to enhance the efficiency and effectiveness of their operations, allowing them to improve the delivery of healthcare to patients and customers.

     Our customer base is geographically diverse and balanced with no single customer representing more than 10% of fiscal 2002 operating revenue. We have one of the leading market positions in pharmaceutical distribution to the hospital systems/acute care facilities market and the alternate site facilities market, which represented approximately 53% of fiscal 2002 operating revenue, and the independent community pharmacies and national and regional retail pharmacy chains, which represented approximately 47% of fiscal 2002 operating revenue.

RISK FACTORS

     An investment in the common stock offered in connection with this prospectus involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

AmerisourceBergen may not realize all of the anticipated benefits of the merger between AmeriSource and Bergen.

     The success of the merger of AmeriSource Health Corporation and Bergen Brunswig Corporation will depend in part on our ability to realize the anticipated synergies of $150 million per year by the end of fiscal 2004 and growth opportunities from integrating the businesses of AmeriSource and Bergen. Our success in realizing these synergies and growth opportunities, and the timing of this realization, depends on the successful integration of AmeriSource’s and Bergen’s operations. Even if we are able to integrate the business operations of AmeriSource and Bergen successfully, we cannot assure you that this integration will result in the realization of the full benefits of the synergies and growth opportunities that we currently expect to result from this integration or that these benefits will be achieved within the anticipated time frame. For example, the elimination of duplicative costs may not be possible or may take longer than anticipated and the benefits from the merger may be offset by costs incurred in integrating the companies.

Intense competition may erode our profit margins.

     The wholesale distribution of pharmaceuticals and related healthcare services is highly competitive. We compete primarily with the following:

•	national wholesale distributors of pharmaceuticals such as Cardinal Health, Inc. and McKesson Corporation;

•	regional and local distributors of pharmaceuticals;

•	chain drugstores that warehouse their own pharmaceuticals;

•	manufacturers who distribute their products directly to customers; and

•	other specialty distributors.

     Some of our competitors have greater financial resources than we have. Competitive pressures have contributed to a decline in our pharmaceutical distribution segment gross profit margins on operating revenue from 4.7% on a combined basis in fiscal 1997 to 3.9% in fiscal 2002. This trend may continue and our business could be adversely affected as a result.

     PharMerica, one of our wholly-owned subsidiaries, faces competitive pressure from other market participants that are significantly larger than it is and that have significantly greater financial resources than it does. These competitive pressures could lead to a decline in gross profit margins for PharMerica in the future. In addition, there are relatively few barriers to entry in the local markets served by PharMerica, and PharMerica may encounter substantial competition from new local market entrants. These factors could adversely affect PharMerica’s business in the future.

The changing United States healthcare environment may impact our revenue and income.

     Our products and services are intended to function within the structure of the healthcare financing and reimbursement system currently existing in the United States. In recent years, the healthcare industry has undergone significant changes in an effort to reduce costs and government spending. These changes include an increased reliance on managed care, cuts in Medicare funding affecting our healthcare provider customer base, consolidation of competitors, suppliers and customers, and the development of large, sophisticated purchasing groups. We expect the healthcare industry to continue to change significantly in the future. Some of these potential changes, such as a reduction in governmental support of healthcare services or adverse changes in legislation or regulations governing prescription drug pricing, healthcare services or mandated benefits, may cause healthcare industry participants to greatly reduce the amount of our products and services they purchase or the price they are willing to pay for our products and services. Changes in pharmaceutical manufacturers’ pricing or distribution policies could also significantly reduce our income.

Our operating revenue and profitability may suffer upon our loss of one or more significant customers.

     During the fiscal year ended September 30, 2002, sales to the federal government (including sales under separate contracts with different departments and agencies of the federal government), accounted for approximately 9% of our operating revenue. In addition, we have contracts with group purchasing organizations (“GPOs”) which represent a concentration of buying power among multiple healthcare providers. The loss of a major federal government customer or GPO could lead to a significant reduction in revenue. However, other than the federal government, we have no individual customer that accounted for more than 5% of our fiscal 2002 operating revenue. Including the federal government, our top 10 customers represented approximately 32% of operating revenue during fiscal 2002. Our revenues generated from sales to Merck-Medco Managed Care LLC in fiscal 2002 were approximately 11% of total revenue and 99% of bulk deliveries to customers’ warehouses.

Failure in our information technology systems could significantly disrupt our operations, which could reduce our customer base and result in lost revenue.

     Our success depends, in part, on the continued and uninterrupted performance of our information technology, or IT, systems. Our computer systems are vulnerable to damage from a variety of sources, including telecommunications failures, malicious human acts and natural disasters. Moreover, despite network security measures, our servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. Despite the precautions we have taken, unanticipated problems affecting our systems could cause failures in our IT systems. Sustained or repeated system failures that interrupt our ability to process orders or otherwise meet our business obligations in a timely manner would adversely affect our reputation and result in a loss of customers and net revenue.

     We operate our full service pharmaceutical distribution facilities on two different centralized management information systems. One is the former AmeriSource system and the other is the former Bergen system. We continue to integrate the systems into the former Bergen system, while maintaining our customers’ ability to access the system through the order-entry system used by either company. During systems conversions of this type, workflow may be temporarily interrupted, which may cause interruptions in customer service. In addition, the implementation process, including the transfer of databases and master files to new data centers, presents significant conversion risks which could cause failures in our IT systems and disrupt our operations.

Our operations may suffer if government regulations regarding pharmaceuticals change.

     The healthcare industry is highly regulated at the local, state and federal level. Consequently, we are subject to the risk of changes in various local, state, federal and international laws, which include the operating and security standards of the United States Drug Enforcement Administration, or DEA, the United States Food and Drug Administration, or FDA, various state boards of pharmacy and comparable agencies. These changes may affect our operations, including distribution of prescription pharmaceuticals (including certain controlled substances), operation of pharmacies and packaging of pharmaceuticals. A review of our business by regulatory authorities may result in determinations that could adversely affect the operations of the business.

If we fail to comply with extensive laws and regulations in respect of healthcare fraud, we could suffer penalties or be required to make significant changes to our operations.

     We are subject to extensive and frequently changing local, state and federal laws and regulations relating to healthcare fraud. The federal government continues to strengthen its position and scrutiny over practices involving healthcare fraud affecting the Medicare, Medicaid and other government healthcare programs. Contractual relationships with pharmaceutical manufacturers and healthcare providers subject our business to provisions of the federal Social Security Act which, among other things, (i) preclude persons from soliciting, offering, receiving or paying any remuneration in order to induce the referral of a patient for treatment or for inducing the ordering or purchasing of items or services that are in any way paid for by Medicare, Medicaid or other government-sponsored healthcare programs and (ii) impose a number of restrictions upon referring physicians and providers of designated health services under Medicare and Medicaid programs. Legislative provisions relating to healthcare fraud and abuse give federal enforcement personnel substantially increased funding, powers and remedies to pursue suspected fraud and abuse. While we believe that we are in material compliance with all applicable laws, many of the regulations applicable to us, including those relating to marketing incentives offered by pharmaceutical suppliers, are vague or indefinite and have not been interpreted by the courts. They may be interpreted or applied by a prosecutorial, regulatory or judicial authority in a manner that could require us to make changes in our operations. If we fail to comply with applicable laws and regulations, we could suffer civil and criminal penalties, including the loss of licenses or our ability to participate in Medicare, Medicaid and other federal and state healthcare programs.

If key managers leave AmerisourceBergen, our operating results may be adversely affected.

     We depend on our senior management. If some of these employees leave us, operating results could be adversely affected. We cannot be assured that we will be able to retain these or any other key employees.

Federal and state laws that protect patient health information may increase our costs and limit our ability to collect and use that information.

     Our activities subject us to numerous federal and state laws and regulations governing the collection, dissemination, use, security and confidentiality of patient-identifiable health information, including the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, and related rules and regulations, or Privacy Laws. For example, as part of PharMerica’s pharmaceutical dispensing, medical record keeping, third party billing and other services, we collect and maintain patient-identifiable health information, which activities may trigger certain requirements under the Privacy Laws. The costs associated with our efforts to comply with the Privacy Laws could be substantial. Moreover, if we fail to comply with certain Privacy Laws, we could suffer civil and criminal penalties. We can provide no assurance that the costs incurred in complying or penalties we may incur for failure to comply with the Privacy Laws will not have a material effect on us.

Our operating results and/or financial condition may be adversely affected if we undertake acquisitions of businesses that do not perform as we expect.

     We expect to continue to acquire companies as an element of our growth strategy. Acquisitions are among the ways by which we seek to expand our presence in strategically important markets and to expand the breadth and scope of our ancillary businesses and service offerings. At any particular time, we may be in various stages of assessment, discussion and negotiation with regard to one or more potential acquisitions, many of which will not proceed beyond the assessment, discussion and/or negotiation stages. We make public disclosure of pending and completed acquisitions when appropriate and required by applicable securities laws and regulations.

     Acquisitions involve numerous risks and uncertainties. If we complete one or more acquisitions, our business, results of operations and financial condition may be adversely affected by a number of factors, including:

•	the failure of the acquired businesses to achieve the results we have projected in either the near term or the longer term;

•	the assumption of unknown liabilities;

•	difficulties in the integration of the operations, technologies, services and products of the acquired companies;

•	the failure to achieve the strategic objectives of these acquisitions; and

•	other unforeseen difficulties.

     We anticipate that we will finance acquisitions in the foreseeable future at least partly by the issuance of additional AmerisourceBergen common stock. The use of equity financing for acquisitions will dilute the ownership percentage of our then current shareholders.

We have in place anti-takeover devices that may discourage a third-party from acquiring control of AmerisourceBergen and affect the ability of shareholders to remove our management.

     We have adopted a shareholders’ rights plan that is intended to encourage persons who may seek to acquire control to initiate negotiations with our board of directors. If exercised, the rights granted under the plan will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors.

     In addition, Section 203 of the Delaware General Corporation Law imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our common stock.

     Some provisions of our amended and restated certificate of incorporation, as amended, and amended and restated bylaws could have the effect of delaying, discouraging or preventing the removal of management. These provisions include the following: a classified board (with each board member serving a three-year term), no authorization for shareholders to call a special meeting, limited ability of shareholders to remove directors, prohibition of action by written consent of shareholders, an advance notice requirement for nomination of directors and for shareholder proposals and a limitation on shareholders’ ability to amend the certificate of incorporation.

The market price of our common stock may fluctuate significantly, which may result in losses for investors.

     The stock market and the price of our common stock may be subject to volatile fluctuations based on general economic and market conditions, industry trends and company performance. The market price for our common stock may also be affected by our ability to meet analysts’ expectations. Failure to meet such expectations, even slightly, could have an adverse effect on the market price of our common stock. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against such a company. If similar litigation were instituted against us, it could result in substantial costs and diversion of our management’s attention and resources, which could have an adverse effect on our business. Because of the volatility, we may fail to meet the expectations of our shareholders or of securities analysts at some time in the future, and our stock price could decline as a result.

USE OF PROCEEDS

     We will not receive any proceeds from the sale of shares of common stock by the selling shareholders. We have paid the costs relating to the registration of these shares, which we estimate to be $44,261.

SELLING SHAREHOLDERS

     The shares of our common stock covered by this prospectus are shares that the selling shareholders have agreed to acquire in connection with the acquisition of US Bioservices Corporation (“US Bioservices”) by AmerisourceBergen through a merger between a wholly-owned subsidiary of AmerisourceBergen and US Bioservices. In connection therewith, we have agreed to register such shares for resale by the selling shareholder. See “Plan of Distribution.”

     The following table sets forth, for the selling shareholders, the number of shares of our common stock that will be beneficially owned prior to the offering, the number of shares of common stock offered hereby and the number of shares of common stock to be held and the percentage of outstanding common stock to be beneficially owned after completion of this offering. Except as disclosed in this section, we are not aware of any material relationship between any of the selling shareholders and us in the past three years other than as a result of the ownership of the shares of our common stock and as a result of the merger. The information regarding the selling shareholders may change from time to time. If required, we will set forth these changes in one or more prospectus supplements.

				Percentage
				Beneficial
	Number of Shares	Number of Shares	Number of Shares to	Ownership After
	Owned Prior to the	Offered in the	be Owned	Completion of
	Offering(1)	Offering(2)	After the Offering(2)	the Offering(2)

Whitney V, L.P.	1,408,597	1,408,597	0	0
Other selling shareholders(3)	990,494	990,494	0	0

(1)	We have been advised by the selling shareholders that they have no present intention to acquire any additional shares prior to the effectiveness of the registration statement to which this prospectus relates.

(2)	Because the selling shareholders may sell all or a portion of the shares of common stock that may be offered pursuant to this prospectus, the number of shares that will be owned by the selling shareholders upon termination of this offering cannot be determined. For purposes of preparing this table, we have assumed the sale of all shares offered under this prospectus.

(3)	Collectively, the selling shareholders other than Whitney V, L.P., all of whom are officers or employees of US Bioservices or affiliates of such persons, will own less than 1% of our outstanding common stock.

PLAN OF DISTRIBUTION

     The selling shareholders may sell the shares of common stock from time to time in separate transactions or in a single transaction. When we use the term “selling shareholders” in this prospectus, it includes the former shareholders of US Bioservices referenced in “Selling Shareholders” and donees, distributees, pledgees and other tranferees who are selling shares received after the date of this prospectus from such former shareholders of US Bioservices. If we are notified by a selling shareholder that a donee, distributee, pledgee or other transferee intends to sell more than 500 shares, we will file a supplement to this prospectus if required by law. The selling shareholders will act independently of us in making decisions regarding the timing, manner and size of each sale.

     The selling shareholders may make these sales on the New York Stock Exchange or otherwise, at prices and terms that are then-prevailing or at prices related to the then-current market price, at fixed prices or in privately negotiated transactions. The selling shareholders may use one or more of the following methods to sell the shares of common stock:

•	a block trade in which a selling shareholder’s broker or dealer will attempt to sell the shares as agent, but may position and resell all or a portion of the block as a principal to facilitate the transaction;

•	a broker or dealer may purchase the common stock as a principal and then resell the common stock for its own account pursuant to this prospectus;

•	an exchange or over-the-counter distribution in accordance with the rules of the applicable exchange or automated interdealer quotation system;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	sales through underwriters or dealers who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders or such successors in interest and/or from the purchasers of shares for whom they act as agent; and

•	the pledge of the shares as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distribution of the shares or interests therein.

     The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling shareholders. The selling shareholders also may sell shares short and redeliver the shares to close out short positions. The selling shareholders may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer the shares under this prospectus. The selling shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the loaned shares, or upon a default the broker-dealer may sell the pledged shares under this prospectus.

     In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the resales. To the extent required, this prospectus will be amended and supplemented from time to time to describe a specific plan of distribution.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principal, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling shareholders may be deemed to be “underwriters” within the meaning of section 2(a)(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or concessions under the Securities Act. Because selling shareholders may be deemed “underwriters” within the meaning of section 2(a)(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act.

     Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations there under, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares by the selling shareholders and any other such person. Furthermore, under Regulation M under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market-making activities with respect to the particular shares being distributed for certain periods prior to the commencement of such distribution. All of the foregoing may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

     There is no assurance that any selling shareholder will sell any or all of the shares offered by it hereunder or that any such selling shareholder will not transfer, devise or gift such shares by other means not described herein.

     The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We will bear all costs, expenses and fees in connection with the registration of the shares. The selling shareholders will bear all commissions and discounts, if any, attributable to the sale of the shares. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify the selling shareholders against certain liabilities in connection with their offering of the shares, including liabilities arising under the Securities Act.

LEGAL MATTERS

     The validity of our common stock offered hereby will be passed upon for us by Dechert, Philadelphia, Pennsylvania. A partner of Dechert beneficially owns 10,500 shares of our common stock.

EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended September 30, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

     The consolidated financial statements of Bergen Brunswig Corporation incorporated in this prospectus by reference from Bergen Brunswig Corporation’s Annual Report on Form 10-K for the year ended September 30, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

     The Commission allows us to “incorporate by reference” the information in certain of our publicly-filed documents, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file with the Commission after the date of this prospectus will automatically update and supercede previously filed information, including information contained in this prospectus.

     We incorporate by reference the documents listed below and any future filings we will make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed or until we terminate the effectiveness of this registration statement:

(1)	Current Report on Form 8-K, filed on December 16, 2002

(2)	Current Report on Form 8-K, filed on December 6, 2002

(3)	Current Report on Form 8-K, filed on November 13, 2002

(4)	Current Report on Form 8-K, filed on November 12, 2002

(5)	Current Report on Form 8-K, filed on November 5, 2002

(6)	Quarterly Report on Form 10-Q, filed on August 14, 2002

(7)	Amended Annual Report on Form 10-K/A, filed on August 14, 2002

(8)	Current Report on Form 8-K, filed on August 14, 2002

(9)	Quarterly Report on Form 10-Q, filed on May 15, 2002

(10)	Quarterly Report on Form 10-Q, filed on February 14, 2002

(11)	Annual Report on Form 10-K, filed on December 28, 2001

(12)	The “Description of AmerisourceBergen Capital Stock” section from the Registration Statement on Form S-4/A, filed on July 27, 2001

(13)	Annual Report of Bergen on Form 10-K, filed on December 29, 2000

(14)	Quarterly Reports of Bergen on Form 10-Q, filed on February 14, 2001, May 14, 2001 and August 14, 2001

     Upon written or oral request, we will provide you with a copy of any of the incorporated documents without charge (not including exhibits to the documents unless the exhibits are specifically incorporated by reference into the documents). You may submit such a request for this material at the following address and telephone number:

Investor Relations
AmerisourceBergen Corporation
1300 Morris Drive, Suite 100
Chesterbrook, Pennsylvania 19087
(610) 727-7000

WHERE YOU CAN FIND MORE INFORMATION

     We are currently subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and file periodic reports and other information with the SEC. These documents include specific information about us. You may read and copy any document we file with the SEC at the public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 to obtain information on the operation of the public reference room. Our SEC filings are also available over the Internet at the SEC’s website at www.sec.gov. Copies of such material can also be obtained from us upon request.

     Our common stock is traded on the New York Stock Exchange and, therefore, the information we file with the Commission may also be inspected at the offices of the New York Stock Exchange, located at 20 Broad Street, New York, NY 10005.

PART II

Information not required in prospectus

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses to be paid by us in connection with the distribution of the securities being registered, other than underwriting discounts and commissions, are as follows:

Amount

Securities and Exchange Commission Registration Fee	$12,261
Accounting Fees and Expenses	5,000
Blue Sky Fees and Expenses	1,000
Legal Fees and Expenses	10,000
Printing and Engraving Expenses	5,000
Transfer Agent Fees	10,000
Miscellaneous Fees and Expenses	1,000

Total	$44,261

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by the Delaware General Corporation Law (“DGCL”), our Restated Certificate of Incorporation provides that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our shareholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit. In addition, our Bylaws provide for indemnification of our officers and directors to the fullest extent permitted under Delaware law. Section 145 of the DGCL provides that a corporation may indemnify any persons, including officers and directors, who were or are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     Our directors and officers are insured against certain liabilities under the registrant’s directors’ and officers’ liability insurance.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

           (a) Exhibits:

     The following is a list of exhibits required by Item 601 of Regulation S-K filed as part of this Registration Statement. Where so indicated by footnote, exhibits which were previously filed are incorporated by reference. For exhibits incorporated by reference, the location of the exhibit in the previous filing is indicated in parentheses.

Exhibit
Number	Description

2	Agreement and Plan of Merger dated as of March 16, 2001 by and among AABB Corporation, AmeriSource Health Corporation, Bergen Brunswig Corporation, A-Sub Acquisition Corp. and B-Sub Acquisition Corp. (incorporated by reference to Exhibit 2.1 to the Registrant’s Registration Statement No. 333-71942 on Form S-4, dated October 19, 2001)

4.1	Amended and Restated Certificate of Incorporation, as amended, of AmerisourceBergen Corporation (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4, Registration No. 333-61440, filed on May 23, 2001)

4.2	Amended and Restated Bylaws of AmerisourceBergen Corporation (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-4, Registration No. 333-61440, filed on May 23, 2001)

4.3	Rights Agreement, dated as of August 27, 2001, between AmerisourceBergen Corporation and Mellon Investor Service LLC (incorporated by reference to Exhibit 1 to the Registration Statement on Form 8-A, filed August 29, 2001)

4.4	Grant of Registration Rights to US Bioservices Corporation Stockholders, dated as of December 13, 2002

5	Opinion of Dechert, dated December 20, 2002, as to the legality of the securities being registered

23.1	Consent of Dechert (included in Exhibit 5)

23.2	Consent of Ernst & Young LLP

23.3	Consent of Deloitte & Touche LLP

24	Powers of Attorney (included on the signature page of this Form S-3 and incorporated herein by reference)

*	Copies of the exhibits will be furnished to any security holder of the Registrant upon payment of the reasonable cost of reproduction.

ITEM 17. UNDERTAKINGS

(a) The undersigned hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement.

     (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(b)  The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than a payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion if its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterbrook, State of Pennsylvania, on December 20, 2002.

AMERISOURCEBERGEN CORPORATION

By:	/s/ R. David Yost

Name: R. David Yost
Title: Chief Executive Officer and Director

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William D. Sprague or R. David Yost as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign and file Registration Statement(s) and any and all pre- or post-effective amendments to such Registration Statement(s), with all exhibits thereto and hereto, and other documents with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ R. David Yost R. David Yost	Chief Executive Officer and Director (Principal Executive Officer)	December 20, 2002

/s/ Michael D. DiCandilo Michael D. DiCandilo	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	December 20, 2002

/s/ Tim G. Guttman Tim G. Guttman	Vice President and Corporate Controller (Principal Accounting Officer)	December 20, 2002

/s/ Robert E. Martini Robert E. Martini	Chairman and Director	December 20, 2002

/s/ Rodney H. Brady Rodney H. Brady	Director	December 20, 2002

/s/ Charles H. Cotros Charles H. Cotros	Director	December 20, 2002

/s/ Richard C. Gozen Richard C. Gozen	Director	December 20, 2002

/s/ Edward E. Hagenlocker Edward E. Hagenlocker	Director	December 20, 2002

/s/ Jane E. Henney, M.D. Jane E. Henney, M.D.	Director	December 20, 2002

/s/ James R. Mellor James R. Mellor	Director	December 20, 2002

/s/ Francis G. Rodgers Francis G. Rodgers	Director	December 20, 2002

/s/ J. Lawrence Wilson J. Lawrence Wilson	Director	December 20, 2002

/s/ R. David Yost R. David Yost	Director	December 20, 2002

Exhibit Index

Exhibit
Number	Description

2	Agreement and Plan of Merger dated as of March 16, 2001 by and among AABB Corporation, AmeriSource Health Corporation, Bergen Brunswig Corporation, A-Sub Acquisition Corp. and B-Sub Acquisition Corp. (incorporated by reference to Exhibit 2.1 to the Registrant’s Registration Statement No. 333-71942 on Form S-4, dated October 19, 2001)
4.1	Amended and Restated Certificate of Incorporation, as amended, of AmerisourceBergen Corporation (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4, Registration No. 333-61440, filed on May 23, 2001)
4.2	Amended and Restated Bylaws of AmerisourceBergen Corporation (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-4, Registration No. 333-61440, filed on May 23, 2001)
4.3	Rights Agreement, dated as of August 27, 2001, between AmerisourceBergen Corporation and Mellon Investor Service LLC (incorporated by reference to Exhibit 1 to the Registration Statement on Form 8-A, filed August 29, 2001)
4.4	Grant of Registration Rights to US Bioservices Stockholders, dated as of December 13, 2002
5	Opinion of Dechert, dated December 20, 2002, as to the legality of the securities being registered
23.1	Consent of Dechert (included in Exhibit 5)
23.2	Consent of Ernst & Young LLP
23.3	Consent of Deloitte & Touche LLP
24	Powers of Attorney (included on the signature page of this Form S-3 and incorporated herein by reference)

*	Copies of the exhibits will be furnished to any security holder of the Registrant upon payment of the reasonable cost of reproduction.